RETIREMENT AND CONSULTING AGREEMENT


This Agreement is made by and between Malcolm W. Gambill (hereinafter sometimes referred to as the "Executive" and Harsco Corporation (the "Company") as of this 1st day of January 1994.

WHEREAS, the Executive has been employed by the Company since May, 1955 and served in various positions, the last of which has been Chairman and Chief Executive Officer; and

WHEREAS, the Executive now has advised the Board of Directors that he is retiring from the Company including his position of Chief Executive Officer effective January 1, 1994, and will continue to serve as a director and the nonexecutive Chairman of the Board until April 26, 1994; and

WHEREAS, the Company wishes to retain the Executive as a consultant for a period of time following his retirement on January 1, 1994;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, the parties agree as follows:

1. Retirement - The Executive hereby declares that he is taking normal retirement from the Company effective January 1, 1994 and in connection therewith hereby resigns his position of Chief Executive Officer of the Company effective January 1, 1994, and resigns his positions of Chairman of the Board of Directors and Director of the Company effective April 26, 1994.

2. Compensation as Chairman - Effective January 1, 1994, the Executive will cease earning further compensation and benefits as an employee or officer, and shall not receive any director compensation.

3. Annual and Long-Term Incentive Compensation for Period Ended December 31, 1993 - The Executive will participate in any Annual and Long-Term Incentive Compensation award for the periods ending December 31, 1993 in accordance with the terms of the Plans based upon the same level of goal attainment that is applied to all other corporate officers.

4. Long-Term Incentive Compensation for Uncompleted Periods Ending in 1994 and 1995 - The Company will pay the Executive on or before February 28, 1994 for the uncompleted Long-Term Incentive Plan periods ending on December 31, 1994 and 1995 in accordance with the terms of the Plan applicable to retirement. The relevant part of the Plan provides in Paragraph 12.5.1:

The Long-Term Incentives shall be determined in accordance with the provisions of Section 12.3 by assuming that the Achieved Return for the remaining years of any open Plan Period was the Achieved Return for the year in which termination occurred and that the Participant's Annualized Base Salary Earnings were those of the year in which termination occurred. The amounts thus computed will be multiplied by a fraction, the numerator of which will be the number of months during the Plan Period in which the Participant was an employee, and the denominator of which is 36.

5. Consideration for Vacation, Noncompete, Standstill and Release - In satisfaction of any accrued vacation pay, and in consideration of the noncompete agreement and standstill agreement contained herein and the Release signed pursuant to this Agreement, the Company will accelerate the exercisability of all options for Harsco stock previously granted to him under the 1986 Harsco Stock Option Plan not exercisable as of his retirement date, so that all such options are exercisable as of January 1, 1994.

6. Withholding - On all payments made to the Executive, the Company will withhold such amounts as are required by applicable tax laws, subject to the Executive's right to direct that a greater amount be withheld.

7. Pension - Accrued pension under the Harsco Employees Pension Plan and the Supplemental Executive Retirement Plan will be calculated as of January 1, 1994.

8. Stock Options - The stock options currently held by the Executive will be governed by the terms of the respective option agreements and the Harsco Corporation 1986 Stock Option Plan, except that the granted options which have not yet become exercisable will become exercisable as of the Executive's retirement date as provided in Section 5 above.

9.  Consulting -

a. Services - The Company hereby retains the Executive as a consultant to the Company commencing upon the termination of the Executive's employment January 1, 1994, and expiring on June 9, 1995. The Executive will provide the Company with such services as the Chairman or the Chief Executive Officer may reasonably request relating to any matters regarding the Company which may be relevant to the knowledge and expertise which the Executive acquired as an officer. At the request of the Chairman or the Chief Executive Officer, the Executive will provide assistance regarding legal matters and provide testimony as needed. The Executive will be available to provide such periodic consultation and assistance up to a maximum of ten (10) days per month upon request by the Company at times which are mutually convenient.

b. Compensation - In consideration of the consulting services, the Company will pay Consultant a monthly fee of $30,833.34 on or before the last day of each month during the term of the consultancy, commencing with the initial payment on January 31, 1994 and ending June 30, 1995. The fee to be paid on June 30, 1995 or for any other partial month period will be prorated to the date of expiration or termination.

c. Expenses - During the term of the consultancy agreement, the Company will reimburse the Executive for actual and reasonable travel expenses incurred at the specific request of the Chairman or Chief Executive Officer and submitted with proper supporting documentation in compliance with the Company's expense reimbursement policies applicable to employees.

d. Office - The Company will provide the Executive with an office in the Corporate Office building and will provide reasonable secretarial services and telephone.

e. Company Car - The Company will transfer to or cause to be transferred to the Executive, title to the automobile which the Company has been leasing for his use.

f. COBRA Medical Benefits - The Company will reimburse the Executive for the cost of continuing his current medical benefits under COBRA during the term of this consultancy agreement.

g. Memberships - The Executive may in his discretion continue his membership in the Bipartisan Political Action Committee and on the Board of the Pennsylvania Chamber of Business and Industry and the Company will pay his actual expenses for such activities provided that the cumulative amount of such expenses during the term of the consultancy shall not exceed $10,000.

h. Independent Contractor - It is understood that as a consultant, the Executive will be an independent contractor to the Company, and the Company will not be responsible for withholding any state, local or federal taxes. The Company will issue an IRS Form 1099 or the equivalent at the Company's year end accounting for taxable remuneration paid under this consulting agreement.

10. Confidentiality - The Executive agrees that during the term of this Agreement, and thereafter, unless authorized in writing or instructed by the Company, the Executive will not disclose to anyone outside of the Company or use any of the Company's or the Company's subsidiary's or affiliate's confidential, secret or proprietary information known to or acquired by the Executive during his employment or consulting period relating to administration, strategic business plans, board of directors or management discussions or activities, acquisitions, divestitures, finance matters, legal issues, products, pricing, costs, bids, processes, know-how, customer relations, marketing proposals, profit and loss information, design proposals and specifications, strategic marketing proposals, trade secrets, research, development, equipment, computer software, computer processed data, suppliers or supplies and services or other information concerning the Company. This Agreement shall not restrict the disclosure or use of information which is publicly available.

11. Code of Conduct - A copy of the Company's Code of Conduct is attached and is incorporated herein. The Executive expressly agrees to conform to the requirements of the Code during the term of his consultancy. The Executive will not make an effort to acquire information for the Corporation to which it is not entitled.

12. Noncompete - The Executive agrees and covenants with the Company that from the date of this Agreement until three years after the expiration of the consulting agreement in Section 9, he will not, directly or indirectly, alone or as a partner, officer, director, stockholder (of one (1) percent or more of the outstanding stock), or employee, establish, engage in or become interested in directly or indirectly any business or trade anywhere in the world which involves any commercial activity in competition with any part of the current business of Harsco. During such period, the Executive will not induce, solicit or procure any licensees, dealers, agents, distributors, consultants or customers of Harsco to alter or terminate their agreements, relationships or dealings with the Company. In the event this paragraph is held to be in any respect an unreasonable restriction upon the Executive by any court having competent jurisdiction, the court so holding may reduce the territory to which it pertains, or effect any change to the extent necessary to render this paragraph enforceable by said Court. Such decision by a court of competent jurisdiction will not invalidate this Agreement, but the Agreement will be construed as not containing said invalidated provision and the rights and obligations of the parties will be interpreted or construed as not containing said invalidated provisions and the rights and obligations of the parties will be interpreted, construed and enforced accordingly.

13. Standstill - For a period of five years from the date of this Agreement, neither the Executive nor any companies over which the Executive has control will, excepting for any pension plan securities investment made in the ordinary course of pension fund management, (1) directly or indirectly acquire or offer to acquire any equity securities of the Company aggregating in excess of 1% of all such securities outstanding or a major portion of the assets of the Company unless such acquisition or offer shall have been solicited in writing or formally approved in advance by the Board of Directors of the Company, (2) directly or indirectly solicit proxies or become a "participant" in a "solicitation," as such terms are defined in Regulation 14A promulgated under the Securities Exchange Act of 1934, with respect to any proposed merger, acquisition or sale of a substantial portion of the assets of the Company, or (3) directly or indirectly make any public announcement with respect to or submit any proposal for a recapitalization, consolidation, extraordinary dividend, restructuring, merger, or spin-off by the Company unless in any such case the proposal shall have been solicited in writing or formally approved in advance by the Board of Directors of the Company.

14. Release - For the consideration set forth in Section 5 of this Agreement, the Executive is executing the Release incorporated herein.

15. Director and Officer Liability Insurance - The Company currently has in effect insurance coverage for certain types of liability that individuals might incur by reason of their activities as directors or officers of the Company. While it is understood that it is within the Company's discretion whether to maintain or change this coverage, the Company agrees that it will not take any action to cause the Executive's coverage under such insurance to be different than that of other officers and directors of the Company.

16. Personal Services - This Agreement is for the unique personal services of the Executive and will not be assignable or delegable by the Executive. In the event the Executive is disabled in excess of 90 days or dies, the Company's obligations under this Agreement will terminate.

17. Breach - In the event that the Executive breaches any of his obligations in Sections 9, 10, 11, 12 or 13 of this Agreement or the Release referenced in Section 14, the Company will have the right to terminate the Executive's consulting agreement and terminate all further compensation and consideration not yet earned by the Executive.

18. Arbitration - Any controversy or claim arising out of or relating to this contract, or the breach thereof, or any other claim in contract or tort between the parties shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, provided however, that this provision shall not impair the right of either party to seek injunctive remedies in any court of competent jurisdiction. The site of the arbitration will be in the county where the Company maintains its Corporate Headquarters or such other location as is mutually agreed.

19. Successors and Assigns - This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of each of them and their heirs administrators, representative, executors, executors and assigns (subject to the limitation on assignment contained in Section 16).

20. Board of Directors Approval - This Agreement shall not become effective until authorized by a resolution of the Company's Board of Directors or its Executive Committee, which authorization shall be conclusively evidenced by the signature below of the Chairman of the Management Development and Compensation Committee, R. F. Nation. If such Board authorization is not granted on or before January 26, 1994, the Executive may withdraw his agreement by written notice to the Company received prior to any such authorization.

Intending to be legally bound, the parties have signed below.


WITNESS                            Malcolm W. Gambill



ATTEST                             HARSCO CORPORATION



Paul C. Coppock                    Derek C. Hathaway
Vice President, General            President and Chief Executive Officer
Counsel and Secretary


Board Authorization Granted on or Before January 26, 1994



R. F. Nation                       Date